News Release

FOR IMMEDIATE RELEASE

Contact Information:

Tom Gelston	Kurt Goddard
Vice President, Investor Relations	Manager, Investor Relations
Phone: 203-222-5943	Phone: 203-222-6160
Email: thomas.gelston@terex.com	Email: kurt.goddard@terex.com

Terex Corporation Announces Pricing of Capital Markets Transactions

Westport, CT, May 29, 2009 – Terex Corporation (NYSE: TEX) today announced that it priced approximately $600 million in new financing, not including underwriting discounts and commissions or other offering expenses. Details of the previously announced public offerings are:

•	$300 million principal amount of 10.875% Senior Notes due 2016 at an issue price of 97.633%.
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11 million shares of common stock, priced at $13.00 per share to the public. Terex has granted the underwriters an option to purchase up to an additional 1.65 million shares of common stock to cover any over-allotments.

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$150 million principal amount of 4.00% Convertible Senior Subordinated Notes due 2015. In certain circumstances and during certain periods, the Convertible Senior Subordinated Notes will be convertible at an initial conversion rate of 61.5385 shares of common stock per $1,000 principal amount of convertible notes, equivalent to an initial conversion price of approximately $16.25 per share of common stock, subject to adjustment in some events. Upon conversion, Terex will deliver cash up to the aggregate principal amount of the Convertible Senior Subordinated Notes to be converted and shares of Terex common stock in respect of the remainder, if any, of Terex’s convertible obligation in excess of the aggregate principal amount of the Convertible Senior Subordinated Notes being converted. Terex has granted the underwriters an option to purchase up to an additional $22.5 million principal amount of Convertible Notes on the same terms to cover any over-allotments.

The public offerings are expected to close on June 3, 2009, subject to customary closing conditions. Credit Suisse, UBS Investment Bank and Citi are acting as joint book-running managers for the offerings. Terex intends to use the net proceeds from the offerings to pay down certain outstanding amounts under its senior credit facility and for general corporate purposes.

Terex is offering and selling these securities under the Company's existing shelf registration statement filed with the Securities and Exchange Commission in July 2007 and amended on November 6, 2007. When available, copies of the prospectus supplements and accompanying base prospectus related to these offerings may be obtained from: Credit Suisse, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010 (tel:800-221-1037); UBS Investment Bank, Attention: Prospectus Department, 299 Park Avenue, New York, NY 10171 (tel:877-827-6444); and Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (tel:800-831-9146).

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities of Terex Corporation, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the adequacy of the registration statement, the prospectus contained therein or the prospectus supplements.

Safe Harbor Statement

This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this press release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2008 net sales of $9.9 billion. Terex operates in four business segments: Terex Aerial Work Platforms, Terex Construction, Terex Cranes, and Terex Materials Processing & Mining. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

Terex Corporation

200 Nyala Farm Road, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com

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